Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made as of June 28, 2021, by and between INVO Centers, LLC (“INVO”), a Delaware limited liability company, and Bloom Fertility, LLC, a Georgia limited liability company (“Provider”). INVO and Provider may be referred to individually as a “Party” and together as the “Parties.”

RECITALS

1. Provider is a medical practice in the State of Georgia that employs physicians who, by education, training and experience, are qualified to provide fertility and reproductive medical services;

2. INVO is an Affiliate of INVO Bioscience, Inc., a Nevada corporation (“INVO Bioscience”), a medical device company focused on creating simplified, lower cost treatments for patients diagnosed with infertility using a patented medical device (the “INVOcell”) and an in vivo method of vaginal incubation (the “INVO Procedure”), and, through its relationship with INVO Bioscience, INVO has certain rights to use the INVOcell, INVO Procedure, and related treatments using artificial reproductive technologies pioneered or created by INVO Bioscience (collectively, the “INVO Technologies”);

3. In connection with the definitive transaction agreements to be executed pursuant to this Agreement, INVO and Provider have determined that it is in their mutual best interest to organize and own in a joint venture, Bloom INVO LLC, a Delaware limited liability company (the “Company”), pursuant to which:

a) The Company will, subject to the equity and debt arrangements described herein, assist Provider in establishing a fertility center that will offer the INVO Technologies, along with related procedures and such other technologies or procedures that may be agreed to by the Parties from time to time (the “INVO Clinic”);

b) INVO will make available to the Company the INVO Technologies, and, subject to INVO’s existing third-party distribution arrangements, be the exclusive provider to Company of the INVOcell and other medical devices and supplies for use at the INVO Clinic;

c) The Company shall provide comprehensive management services to the INVO Clinic, including full administrative, billing and collection, business, consulting, financial, marketing, staffing, and other support services necessary for its operations, including but not limited to clinical laboratory services, pursuant to an exclusive, long-term management services agreement (the “Management Services Agreement”); and

d) The Provider will provide all professional services required for the operation of the INVO Clinic; and

4. In furtherance of the foregoing, the Parties desire to enter into this Agreement to establish the rights and obligations of each Party with respect to the INVO Clinic.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, and incorporating the foregoing recitals, the Parties agree as follows:

ARTICLE 1.
CONTRIBUTIONS TO THE COMPANY; NO ASSUMPTION OF LIABILITIES

Contributions to the Company will be made by the Parties at Closing or thereafter in accordance with the LLC Agreement of the Company, substantially in the form attached hereto as Exhibit A. The Company shall not assume or be responsible to perform, pay or discharge, and shall have no liability for, and each Party shall remain liable for any obligations, liabilities and commitments of each such Party, as applicable, of any kind or nature, known or unknown, fixed or contingent, including all costs and expenses of the Parties incident to this Agreement, including but not limited to any Taxes applicable to the transactions contemplated hereby (collectively, the “Excluded Liabilities”).

ARTICLE 2.
COMPANY OWNERSHIP AND MANAGEMENT

2.1 Initial Unit Issuance; Vesting. The Company shall initially have Two Thousand (2,000) Units authorized for issuance to the Parties. Effective as of the Closing, (a) in exchange for INVO’s initial Capital Contribution (the “INVO Contribution”), the Company shall issue Eight Hundred (800) of its Units to INVO, subject to the terms and conditions of Section 4.3(a)(i) of the LLC Agreement; and (b) in exchange for Provider’s satisfaction of the Provider Requirements, the Company shall issue One Thousand Two Hundred (1,200) of its Units to Provider, subject to the terms and conditions of Section 4.3(a)(ii) of the LLC Agreement.

2.2 Management of Company. The Company will be managed pursuant to the terms set forth in the LLC Agreement. The Parties shall take such actions as may be required to ensure that (i) the number of Managers constituting the Board of Managers of the Company (the “Board”) is at all times equal to five (5) Managers, and (ii) the presence of at least three (3) Managers (one of whom is appointed by INVO) is required to constitute a quorum of the Board. The Board may act by majority vote in accordance with the terms of the LLC Agreement. Provider shall have the right to appoint three (3) Managers and INVO shall have the right to appoint two (2) Managers to serve on the Company’s Board, and the initial Managers will be set forth in the LLC Agreement.

2.3 Distributions of Distributable Cash. As further described in the LLC Agreement, each year, any excess positive operating cash flow of the Company, net of reasonable reserves for operating expenses, Taxes, and such other purposes as determined by the Board (“Net Available Distributions”), will be distributed to Parties on an annual basis in an amount equal to sixty percent (60%) to Provider, and forty percent (40%) to INVO (the “Equity Distributions”); provided, however, until the Loans have been repaid in full, fifty percent (50%) of any such Net Available Distributions will be used by Company to repay the Build-Out Loan (including both interest and principal, when payable under the terms of the Build-Out Loan) and before distributing the remainder of Net Available Distributions to the Parties based on their respective Equity Distributions; provided, further, in the event the Build-Out Loan has not been repaid in full when due pursuant to its terms, then one-hundred percent (100%) of any such Net Available Distributions will be used by Company to repay the Build-Out Loan (including both interest and principal, when payable under the terms of the Build-Out Loan) and before distributing the remainder of Net Available Distributions to the Parties based on their respective Equity Distributions.

ARTICLE 3.
CLOSING

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Sheppard, Mullin, Richter and Hampton, LLP, 30 Rockefeller Plaza, New York, NY 10112-0015 on the first (1st) business day after the conditions set forth in ARTICLE 6 have been satisfied or waived, or at such other place and time as shall be agreed upon by the Parties. The date on which the Closing is actually held is referred to herein as the “Closing Date”. Unless otherwise agreed in writing by the Parties at Closing, the Closing shall be deemed to have occurred and the transactions contemplated by this Agreement shall be deemed effective for financial and accounting purposes as of 12:01 a.m., Eastern Time on the Closing Date. At the Closing, each Party shall deliver to the other Party those items and documents described in ARTICLE 6.

ARTICLE 4.
COVENANTS OF THE PARTIES

4.1 Management Services Agreement. At Closing, the Company and Provider shall enter into the Management Services Agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the Company shall provide day-to-day management of operations of Provider in accordance with the terms and conditions set forth therein.

4.2 Loan to Company INVO will, at the Closing, commit to issue debt to the Company in an amount up to Six Hundred Thousand Dollars ($600,000) for construction or improvements related to the INVO Clinic (the “Build-Out Loan”) upon terms and conditions mutually agreeable to INVO and Company. Any amount payable to INVO by the Company in connection with the Build-Out Loan will accrue interest at three and one-quarter percent (3.25%) per annum and will be payable with interest no later than five (5) years from the date of the Build-Out Loan. INVO may, in its discretion, secure third party debt in connection with funding the Build-Out Loan.

4.3 Physician Employment Agreements. At the Closing, the Provider shall enter into an employment agreement (the “Physician Employment Agreements”) with Sue Ellen Carpenter, M.D. and, at the election of Provider, David Keenan, M.D. (each, a “Physician”), in substantially in the form attached as Exhibit C. Each Physician who is an owner of Provider is herein referred to as a “Physician Owner”.

4.4 INVOcell Supply Agreement. At Closing, INVO Bioscience and Company shall enter into a long-term supply agreement, substantially in the form attached as Exhibit D (the “INVOcell Supply Agreement”), whereby INVO Bioscience will agree to be the exclusive supplier of the INVOcell and related devices and supplies (the “Products”) to be used at the INVO Clinic; provided that the INVOcell Supply Agreement will be subject to all applicable terms and conditions set forth in that certain Distribution Agreement, dated November 12, 2018, by and among Ferring International Center S.A., INVO Bioscience and Bio X Cell, Inc. The term of the INVOcell Supply Agreement shall be co-terminus with this Agreement.

4.5 Intellectual Property Arrangements.

(a) At Closing, the Company and INVO will enter into a long-term intellectual property sublicense agreement (the “INVO IP Sublicense Agreement”) whereby INVO will sublicense, on a non-exclusive basis, to the Company, the rights to use certain of INVO Bioscience’s trademarks, copyrights, the INVO Technologies and other INVO intellectual property, including at the INVO Clinic, pursuant to the INVO IP Sublicense Agreement, a copy of which is attached as Exhibit E. The term of the INVO IP Sublicense Agreement shall be co-terminus with this Agreement.

(b) At Closing, the Company and the Provider will enter into a long-term intellectual property license agreement (the “Provider IP License Agreement”) whereby the Provider will license, on a non-exclusive basis to the Company, the rights to use certain trademarks, copyrights and other Provider intellectual property to be utilized by the Company in connection with its management of the INVO Clinic, pursuant to the Provider IP License Agreement, a copy of which is attached as Exhibit F. The term of the Provider IP License Agreement shall be co-terminus with this Agreement.

(c) At Closing, the Company, Provider and INVO Bioscience will enter into a long-term intellectual property license agreement (the “JV IP License Agreement”) whereby the Company and Provider will license, on a non-exclusive basis, to INVO Bioscience, the rights to use Company’s and/or Provider’s information and technology related to all therapeutic, prophylactic and diagnostic uses of medical devices or pharmaceutical products involving assisted reproductive technology (including infertility treatment) in humans and any intellectual property arising therefrom, that Company or Provider creates, generates, derives, develops or conceives, or otherwise obtains rights in, after the Effective Date, pursuant to the JV IP License Agreement, a copy of which is attached as Exhibit G. The term of the JV IP License Agreement shall be co-terminus with this Agreement.

4.6 Regulatory Authorizations; Consents.

(a) The Parties shall use commercially reasonable best efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement. As promptly as practicable after the date of this Agreement, the Parties shall make, or cause to be made, all filings required by any Laws to be made to consummate the transactions contemplated under this Agreement.

(b) The Parties each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The Parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement unless (1) such information includes data which is proprietary or confidential or (2) the furnishing of such information would (A) violate the provisions of any Laws or any confidentiality agreement that is binding on such Party, or (B) cause the loss of the attorney-client privilege with respect thereto; provided that each such Party shall use its commercially reasonable efforts to promptly communicate to the other Parties the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate any Laws, any such confidentiality agreement, or cause the loss of the attorney-client privilege.

4.7 No Conflicting Agreements. No Party shall enter into any agreements or arrangements of any kind with any Person with respect to any Units or other equity securities of the Company or the transactions contemplated hereunder that would prohibit such Party from complying with the applicable provisions of this Agreement (whether or not such agreements or arrangements are with other Parties or with Persons that are not a party to this Agreement).

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

5.1 Representations and Warranties of Provider. Provider represents and warrants to INVO that the following representations and warranties (in addition to any representations and warranties made by it elsewhere in this Agreement) are accurate and complete as of the date hereof and as of the Closing:

(a) Organization and Good Standing. Provider is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. Provider is duly qualified and licensed to do its business and is in good standing in each jurisdiction in which the business transacted by it or the nature or location of its assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.

(b) Organizational Powers. Provider has and holds the right and power, and all licenses, permits, authorizations, and approvals (governmental or otherwise), necessary to entitle Provider to own and operate its properties and assets, and to carry on its business.

(c) Authority. Provider has the full right, power, and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is signatory, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Provider in order to enable Provider to carry out this Agreement and the transactions contemplated hereby have been taken.

(d) Binding Effect. This Agreement has been duly executed and delivered by Provider and (together with any agreements or instruments to be executed and delivered at the Closing by Provider) constitutes a legal, valid and binding obligation of Provider, enforceable in accordance with its terms.

(e) Consents. Except for those obtained or made at or prior to the Closing and except where the failure to so obtain would not have a Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Provider to obtain any consent, permit, or approval, or to make any filing or registration, under any Laws or Order applicable to Provider or under any corporate charter, bylaw, limited liability operating agreement, Contract, lease, license, loan agreement, promissory note, deed of trust, mortgage, or other instrument, undertaking, commitment, or agreement to which Provider is a party or is otherwise subject.

(f) Litigation. There is no material litigation, arbitration, investigation, tax audit, or other claim or proceeding pending or, to the Knowledge of Provider, threatened against Provider arising out of the Provider Business. Provider is not in default under any Order to which it is bound or otherwise subject related to the Provider Business. To the Knowledge of Provider, there are no audits, investigations, reviews, or other inquiries (or proposed audits, investigations, reviews, or inquiries) by any Governmental Authority regarding the Provider Business, or any disputes or potential disputes with any Governmental Authority regarding any aspect of the Provider Business.

(g) Compliance with Laws. Provider is in compliance in all material respects with all applicable Laws pertaining to the Provider Business. No claim has been made to Provider by any Governmental Authority (and to the Knowledge of Provider, no such claim is anticipated) to the effect that the Provider Business fails to comply with any Law or that a license, permit, certificate, or authorization (which has not promptly thereafter been obtained) is required with respect to the operation of its business.

(h) Finders and Brokers. No Person has acted as a finder, broker, or other intermediary on behalf of Provider in connection with this Agreement or the transactions contemplated hereby, and no Person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Provider.

(i) Actions by Provider. Prior to the Closing, neither Provider nor its Affiliates have caused the Company to take any material actions or incur any material Liabilities, other than as expressly contemplated by this Agreement or as necessary to effectuate the purposes of this Agreement and the transactions contemplated by this Agreement.

5.2 Representations and Warranties of INVO. INVO represents and warrants to Provider that the following representations and warranties (in addition to any representations and warranties made by it elsewhere in this Agreement) are accurate and complete as of the date hereof and as of the Closing:

(a) Organization and Good Standing of INVO. INVO is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. INVO is duly qualified and licensed to do its business and is in good standing in each jurisdiction in which the business transacted by it or the nature or location of its assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.

(b) Corporate Powers. INVO has and holds the right and power, and all licenses, permits, authorizations, and approvals (governmental or otherwise), necessary to entitle INVO to own and operate its properties and assets, and to carry on its business.

(c) Authority. INVO has the full right, power, and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is signatory, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by INVO in order to enable INVO to carry out this Agreement and the transactions contemplated hereby have been taken.

(d) Binding Effect. This Agreement has been duly executed and delivered by INVO and (together with any agreements or instruments to be executed and delivered at the Closing by INVO) constitutes a legal, valid and binding obligation of INVO, enforceable in accordance with its terms.

(e) Consents. Except for those obtained or made at or prior to the Closing and except where the failure to so obtain would not have a Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires INVO to obtain any consent, permit, or approval, or to make any filing or registration, under any Laws or Order applicable to INVO or under any corporate charter, bylaw, limited liability operating agreement, Contract, lease, license, loan agreement, promissory note, deed of trust, mortgage, or other instrument, undertaking, commitment, or agreement to which INVO is a party or is otherwise subject.

(f) Litigation. There is no material litigation, arbitration, investigation, tax audit, or other claim or proceeding pending or threatened against INVO arising out of the INVO Business. INVO is not in default under any Order to which it is bound or otherwise subject related to the INVO Business. There are no audits, investigations, reviews, or other inquiries (or proposed audits, investigations, reviews, or inquiries) by any Governmental Authority regarding the INVO Business, or any disputes or potential disputes with any Governmental Authority regarding any aspect of the INVO Business.

(g) Compliance with Laws. INVO is in compliance in all material respects with all applicable Laws pertaining to the INVO Business. No claim has been made to INVO by any Governmental Authority and no such claim is anticipated to the effect that the INVO Business fails to comply with any Law or that a license, permit, certificate, or authorization (which has not promptly thereafter been obtained) is required with respect to the operation of such INVO Business.

(h) Finders and Brokers. No Person has acted as a finder, broker, or other intermediary on behalf of INVO in connection with this Agreement or the transactions contemplated hereby, and no Person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by INVO.

(i) Actions by INVO. Prior to the Closing, neither INVO nor its Affiliates have caused the Company to take any material actions or incur any material Liabilities, other than as expressly contemplated by this Agreement or as necessary to effectuate the purposes of this Agreement and the transactions contemplated by this Agreement.

5.3 Securities Representations. Each Party severally, and not jointly, represents that:

(a) The Units that are allocable to such Party are being acquired for the Party’s own account and not with a view to the public distribution of any of the Units. The Party will not sell, hypothecate or otherwise transfer any of the Units except in accordance with applicable federal and state securities Laws.

(b) Each Party understands that the offering and the sale of Units pursuant to this Agreement are intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D under the Securities Act.

(c) Each Party understands that: (i) the Units have not been registered or qualified under the Securities Act or the securities Laws of the State of Delaware or any other state, and neither the Securities and Exchange Commission nor any state or other regulatory authority has made any recommendation or finding concerning the value of the Units; (ii) there is no assurance that the Party will be able to sell the Units at a purchase price that Party deems reasonable; (iii) the Units may be offered, sold or otherwise transferred by the Party only if (a) the transaction is registered and qualified under the applicable provisions of federal and state securities laws or if exemptions from such registration and qualification are available; and (b) all conditions applicable to such offer, sale or transfer set forth in LLC Agreement are satisfied; (iv) the satisfaction of these securities registration exemptions is the Party’s responsibility; and (v) neither the Company nor the other Party is under any obligation to assist the Party in satisfying these exemptions, and the Company does not intend to register any subsequent transaction by the Party under applicable federal and state securities Laws.

(d) No oral or written representations or recommendations have been made, and no oral or written information has been furnished, to the Party regarding the advisability of acquiring the Units. The Party (including its professional advisors, if any) has had sufficient opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Units.

(e) Each Party has such knowledge and experience in financial and business matters that the Party is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision. Each Party is an “accredited investor” as defined in Rule 501 of the Securities Act.

ARTICLE 6.
CONDITIONS TO CLOSING

6.1 Mutual Conditions to Closing. The obligation of the Parties to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by such Party:

(a) Core Transaction Documents. At or before the Closing, each Party shall have executed and delivered to the other Party the following, in form and substance reasonably acceptable to the other Party (the “Core Transaction Documents”), and, where applicable, such Core Transaction Documents shall be deemed effective at the Closing:

(i) Execution and delivery of the Certificate of Formation of the Company, duly issued by the Delaware Secretary of State;

(ii) Execution and delivery of the LLC Agreement, executed by each Party;

(iii) Execution and delivery of the Management Services Agreement, and all attachments thereto, executed by Company and Provider;

(iv) Execution and delivery by the Company of the Build-Out Loan;

(v) Execution and delivery by the Company of the INVOcell Supply Agreement;

(vi) Execution and delivery by the Company of the INVO IP Sublicense Agreement;

(vii) Execution and delivery by the Company of the Provider IP License Agreement; and

(viii) Execution and delivery by the Company and Provider of the JV IP License Agreement.

(b) No Violation of Law. No Law or Order that prohibits, enjoins or otherwise materially restrains the consummation of the transactions contemplated by this Agreement shall have been enacted, entered, issued, promulgated or enforced; provided, however, that in such instance, the Parties agree to cooperate with each other in good faith and use commercially reasonable efforts to cause any such Law or Order to be vacated or lifted.

(c) Licenses and Governmental Approvals. All licenses, permits, governmental and regulatory approvals and certifications required to be obtained for the consummation of the transactions contemplated hereby and the operation of the Company Business.

(d) Determination of Initial Provider Loan Terms. The Parties will work in good faith to determine the amount and terms for a loan, to be made after Closing, in one or more tranches to the Provider to support the start-up operations of the Provider, including amounts for Physician Employee salaries and any related benefits (the “Provider Loan” and together with the Build-Out Loan, the “Loans”). The Company shall use a portion of the INVO Contribution to fund the Provider Loan. Following the Closing Date, the Parties acknowledge and agree that any increase in the amount of or changes to the timing for the Provider Loan shall be determined by the Board of Managers pursuant to the LLC Agreement; provided that unless changed by the Board of Managers, the amount payable to the Company by the Provider in connection with the Provider Loan will accrue interest at the applicable federal rate for the month in which a portion of the Provider Loan is made by the Company, and will be payable, with interest, no later than five (5) years from the date the Provider Loan is issued by Company.

6.2 Condition to the Obligations of Provider. The obligation of Provider to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Provider:

(a) Representations and Warranties; Covenants of INVO. INVO’s representations and warranties in ARTICLE 5 shall be true and correct in all respects on the date hereof and as of the date of the Closing. On or before the Closing Date, INVO shall have performed and complied with all covenants and agreements required to be performed or complied with by INVO prior to the Closing under this Agreement.

(b) Closing Deliveries of INVO. At or before the Closing, INVO shall have executed and delivered to Provider the following, in form and substance reasonably acceptable to Provider (the “INVO Closing Documents”), and, where applicable, such INVO Closing Documents shall be deemed effective at the Closing:

(i) The INVO IP Sublicense Agreement, executed by INVO;

(ii) The INVOcell Supply Agreement, executed by INVO Bioscience;

(iii) All documents required for effectuation of the Build-Out Loan, executed by INVO;

(iv) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of INVO certifying that attached thereto are true and complete copies of all resolutions adopted by the governing board and member of INVO, authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) A good standing certificate from the Delaware Secretary of State, dated within ten (10) days of the date of the Closing.

(vi) All other customary instruments of transfer or assumption, and other filings or documents, in form reasonably satisfactory to Provider, as may be required to effect the INVO Contribution;

(vii) Execution and delivery by INVO Bioscience of the JV IP License Agreement; and

(viii) Such other agreements, documents and instruments as may be reasonably requested by Provider.

(c) Documents Satisfactory. All proceedings to be taken and all documents to be executed and delivered in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Provider including, but not limited to, all schedules and exhibits to this Agreement.

6.3 Conditions to the Obligations of INVO. The obligation of INVO to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by INVO:

(a) Representations and Warranties; Covenants of Provider. Provider’s representations and warranties in ARTICLE 5 shall be true and correct in all respects on the date hereof and as of the date of the Closing. On or before the Closing Date, Provider shall have performed and complied with all covenants and agreements required to be performed or complied with by Provider prior to the Closing under this Agreement.

(b) Closing Deliveries of Provider. At or before the Closing, Provider shall have delivered to INVO the following, in form and substance reasonably acceptable to INVO (the “Provider Closing Documents”), and, where applicable, such Provider Closing Documents shall be deemed effective at the Closing:

(i) The Provider IP License Agreement, executed by Provider;

(ii) The Physician Employment Agreements, duly executed by Provider and each Physician, as applicable;

(iii) A certificate of the Secretary of Provider certifying that attached thereto are true and complete copies of all resolutions adopted by the governing board and members of Provider, authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) A good standing certificate from the Georgia Secretary of State dated within ten (10) days of the date of the Closing; and

(v) all other customary instruments of transfer or assumption, and other filings or documents, in form reasonably satisfactory to INVO, as may be required to effect the Provider Requirements.

(c) Documents Satisfactory. All proceedings to be taken and all documents to be executed and delivered in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Provider and its counsel, including, but not limited to, all schedules and exhibits to this Agreement.

ARTICLE 7.
CONFIDENTIALITY AND NON-COMPETITION

7.1 Confidential Information. The Parties’ existing Non-Disclosure Agreement, dated January 26, 2021 (the “NDA”) will remain in full force and effect, subject to the following amendments: (a) included in the “information related to the transaction” that is to be kept confidential under the NDA shall be this Agreement, the other agreements contemplated hereby and the substance of the Parties’ negotiations concerning the same; and (b) the arbitration provisions of this Agreement shall supersede and control those of the NDA.

7.2 Non-Competition.

(a) Except as set forth on Schedule 1, and as set forth in the LLC Agreement, each of the Parties acknowledges and agrees (and will cause each of its appointed Managers to agree) that for so long as such Person holds any interest (directly or indirectly) in the Company (the “Restricted Period”), such Person shall not, and shall cause its direct and indirect equity holders (excluding any of INVO Bioscience’s public shareholders), partners, managers, employees, consultants, agents and Affiliates to not, without the express written consent of the Company, directly engage in any activity which is competitive, in whole or in part, with the Company Business, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, executive, agent or consultant, or in any other capacity), any Person in Atlanta, Georgia (the “Restricted Area”) other than the Company, including any such Person involving, or which is, a family member of such Member or Manager, whose business, activities, products or services are competitive with some or all of the Company Business, during the Restricted Period and in the Restricted Area (any such Person or business, a “Competitor”). Notwithstanding the foregoing, no Member or Manager of the Company shall be prohibited by this Section 7.2 from making a passive investment in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

(b) Each of the Parties acknowledges and agrees (and will cause each of its appointed Managers to agree) that during the applicable Restricted Period, such Person shall not, and shall cause its direct and indirect equity holders, partners, managers, employees, consultants, agents and Affiliates to not, without the express written consent of the Company, directly or indirectly, solicit, contact, or attempt to solicit or contact, the Company’s current or prospective customers and suppliers with whom such Member or Manager interacted, or from or about whom such Member or Manager received confidential information (the “Customers and Suppliers”), for the purpose of offering or accepting goods or services in the Restricted Area that are competitive with those offered by the Company, on behalf of any Person other than the Company or any of its Subsidiaries, or otherwise adversely and intentionally interfere with the relationship between the Company or any of its Subsidiaries and any of their Customers and Suppliers.

(c) Each of the Parties acknowledges and agrees (and will cause each of its appointed Managers to agree) that the purpose of the restrictions contained in this Section 7.2 is to protect the Company’s legitimate business interests, relationships between the Company and its or their respective clients and customers, confidential information, workforce stability, and business goodwill; in view of the nature of the Company’s business, these restrictions are reasonable and necessary to protect these Company interests and in light of the confidential information provided or to be provided to such Member and the Managers and the additional consideration provided under this Agreement; and any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach by any Member or any Manager of any provision of this Section 7.2, the Company shall, in addition to any other legal remedies available, be entitled to a temporary restraining order and injunctive relief restraining such applicable Member or Manager from the commission of any breach of this Section 7.2, and, if successful, to recover the Company’s reasonable attorneys’ fees, costs, and expenses related to the breach. The existence of any claim or cause of action by any Member, any Manager or any of their respective Affiliates against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 7.2 or to injunctive relief.

ARTICLE 8.
INDEMNIFICATION

8.1 Survival. Except as described in this ARTICLE 8, (i) all representations and warranties of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement shall survive the Closing until the expiration of any applicable statute of limitations relating thereto; and (ii) representations and warranties that are made on a fraudulent basis by a Party shall survive forever. All covenants of the Parties contained in this Agreement and in the documents delivered pursuant to this Agreement shall survive the Closing in accordance with their respective terms. A written claim for indemnification may be brought at any time after the Closing and prior to the end of the applicable survival period (the “Claims Period”). No Party shall be entitled to assert any indemnification pursuant to this ARTICLE 8 after the expiration of the Claims Period; provided that, if on or prior to such expiration of the applicable Claims Period a notice of claim shall have been given to the respective Indemnifying Party for such indemnification, the Indemnified Person shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

8.2 Agreement to Indemnify. Subject to the terms of this Agreement, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and each of its respective officers, directors, managers, agents, representatives, stockholders, members and employees, and each Person, if any, who controls or may control the Party within the meaning of the Securities Act (each an “Indemnified Person” and collectively, “Indemnified Persons”) from and against any and all actual losses, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ fees, costs of investigation and court costs) (collectively, “Damages”), incurred directly by the Indemnified Person or indirectly through the Indemnified Person’s interests in the Company, that arise from or result from (i) any failure of any representation or warranty made by the Indemnifying Party in this Agreement to be true and correct as of the Closing; (ii) any breach of, or failure to perform, any agreement of the Indemnifying Party that is contained in this Agreement; or (iii) any fact, circumstance, event, omission or failure to act occurring on or prior to the Closing that relates solely to the conduct of the Indemnifying Party on or prior to the Closing, including, without limitation, (i) Damages that arise as a result of negligence or willful misconduct by the Indemnifying Party in connection with the operation of the Provider Business or INVO Business, as applicable, on or prior to the Closing and (ii) Damages that arise as a result of breaches of any Contract or other agreement by the Indemnifying Party that occur on or prior to the Closing.

8.3 Claim Limits. Notwithstanding anything contained herein to the contrary, Damages shall not include any punitive damages that are not paid or payable to a third party by an Indemnified Person and shall not include consequential Damages (including, without limitation, lost profits). The amount of any recovery by an Indemnified Person shall be net of any insurance proceeds recoverable by the Indemnified Person (but not to the extent that such proceeds are repaid by the Indemnified Person through increased insurance premiums) and net of any Tax benefits actually received by the Indemnified Person as part of determining Damages.

8.4 Mitigation; Exclusive Remedy. Any Indemnified Person shall use its commercially reasonable efforts to mitigate any Damages subject to indemnification obligations under this Agreement and to timely pursue reasonable remedies against applicable insurers in respect of any indemnifiable Damages. The indemnification provisions of this ARTICLE 8 shall be the sole and exclusive remedy of the Parties for monetary damages after the Closing arising out of a breach of this Agreement by the other Party. Nothing herein restricts or prevents the right of any Party to pursue causes of action for which equitable relief is sought.

ARTICLE 9.
TERMINATION

9.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a) by Provider by giving written notice to INVO on or after the date that is sixty (60) days after the date hereof, if any of the conditions set forth in Section 6.3 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Provider;

(b) by INVO, by giving written notice to Provider on or on or after the date that is sixty (60) days after the date hereof, if any of the conditions set forth in Section 6.3 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any act or failure to act by INVO;

(c) by Provider, by giving written notice to INVO at any time, if INVO has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within thirty (30) days after Provider’s notice to INVO of such breach or, if cure is not possible within thirty (30) days, if cure has not been commenced and is not being diligently pursued within thirty (30) days after such notice;

(d) by INVO, by giving notice to Provider at any time, if Provider has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within thirty (30) calendar days after INVO’s notice to Provider of such breach or, if cure is not possible within thirty (30) calendar days, if cure has not been commenced and is not being diligently pursued within thirty (30) calendar days after such notice;

(e) by either Party if any injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement shall be issued, in effect and shall have become final and nonappealable; or

(f) by mutual written agreement of Provider and INVO.

9.2 Effect. In the event of termination of this Agreement pursuant to Section 9.1, no Party shall have any liability or further obligation to any other Party, and no Party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under ARTICLE 8; provided, however, that in no event shall any termination of this Agreement limit or restrict the rights and remedies of any Party against any other Party which has intentionally and willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and provided further, that Company’s and Provider’s respective repayment obligations with respect to the Loans shall remain in full force and effect; and provided, finally, that the provisions of ARTICLE 10 shall remain in full force and effect.

ARTICLE 10.
MISCELLANEOUS

10.1 Definitions. Capitalized terms used in this Agreement will have the meanings assigned to such terms as set forth on Schedule 2 hereto.

10.2 Information Disclosure. No information or knowledge obtained by a Party pursuant to this Agreement shall be deemed to qualify, modify, or limit any representation or warranty of the other Party contained in this Agreement or elsewhere.

10.3 Legal Privileges. The Parties acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to a Party’s involvement in the Company Business shall, from and after the Closing Date, be deemed joint privileges of the Parties. Each Party shall use, and cause the Company to use, all commercially reasonable efforts after the Closing Date to preserve all privileges, and no Party shall knowingly waive, or cause the Company to knowingly waive, any such privilege without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

10.4 Dispute Resolution

(a) Each dispute between the Parties as to the appropriate construction, enforcement and interpretation of the provisions of the Agreement will be resolved pursuant to this Section 10.4.

(b) Prior to invoking the arbitration process, a Party seeking to invoke the dispute resolution process hereunder will provide prior written notice of such dispute to the other Party. Within seven (7) days after receipt of notice from the Party invoking the dispute resolution process, the Parties shall, through their duly appointed representatives, meet informally to discuss the areas of disagreement and to negotiate in good faith regarding possible solutions (the “Informal Meeting”).

(c) If the Parties do not resolve the dispute at the Informal Meeting, then, within seven (7) days after such meeting, the parties will name a neutral mediator to conduct mediation proceedings; provided, however, that if the Parties are unable to agree on a single mediator within fourteen (14) days following the Informal Meeting, then the Parties agree that a mediator will be selected in accordance with the alternative dispute resolution process established by the American Health Lawyers Association (“AHLA”). The mediator will have no authority to impose a resolution, but will work with the Parties to reach a mutually acceptable solution. All parties involved in the dispute will give the mediator their full cooperation and will participate in good faith in all sessions convened by the mediator. The costs of engaging such mediator shall be borne by the Company.

(d) If the Parties do not resolve the dispute via the AHLA mediation process, then within thirty (30) days of the conclusion of same, either Party may submit the dispute to binding arbitration, which arbitration will be conducted consistent with the applicable procedures outlined in the LLC Agreement.

10.5 Governing Law. This Agreement and any action instituted by any party with respect to matters arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware applicable to Contracts made and performed in such State and without regard to conflicts of law doctrines.

10.6 Consistency with Governing Documents of the Company. In the event of an inconsistency or ambiguity between any provision in this Agreement and a provision in the Certificate of Formation or LLC Agreement of the Company, the Parties agree to amend such documents as necessary to make provisions thereof consistent with this Agreement.

10.7 Counterparts; Headings; Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by PDF or facsimile shall be deemed for all purposes as a valid execution and delivery of this Agreement by that Party. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.8 No Third-Party Beneficiaries. Except for Indemnified Persons as set forth in ARTICLE 8, this Agreement shall be binding upon and inure solely to the benefit of the Parties and the Company and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any Person, other than the Parties and the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Provider shall be a third party beneficiary with respect to the obligations of INVO under this Agreement and INVO shall be a third party beneficiary with respect to the obligations of Provider under this Agreement.

10.9 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person; (b) transmitted by facsimile or electronic mail, provided that any notice so given is also mailed as provided in clause (c); or (c) mailed by certified or registered mail, postage prepaid, receipt requested, or by reputable overnight delivery service, in each case to the address set forth below each Party’s name on the signature pages hereto, or to such other address or to such other Person as a Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective if (i) given by facsimile or electronic mail, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.9 and an appropriate answerback is received, or if transmitted after 4:00 p.m. local time on the day following the date on which such notice is sent; (ii) by overnight delivery, one business day following the day on which such notice is sent; (iii) given by mail, three days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iv) given by any other means, on the day when actually received at such address.

10.10 Waiver; Amendment. Any provision of this Agreement may be amended only by a written instrument signed by both Parties. The waiver of any right under this Agreement requires only the written consent of the Party waiving such right. A Party’s failure to insist upon strict compliance with any of the terms or conditions of this Agreement will not be deemed a waiver of such term or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right hereunder at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

10.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign this Agreement or any of their rights or obligations hereunder without the prior written consent of the other Party; which consent may be withheld in such Party’s sole and absolute discretion; provided, that no voluntary or involuntary assignment or transfer by a Party to this Agreement of any of such Party’s rights or obligations under this Agreement shall in any manner release such Party of any of its obligations under this Agreement; and provided, further, that notwithstanding the foregoing, INVO may, at its option, assign any of its rights and obligations hereunder to an Affiliate or Subsidiary upon written notice to Provider. Furthermore, (a) if a Party is merged or consolidated with or into another entity, the surviving entity shall be bound by all of the merging or consolidating party’s obligations under this Agreement; and (b) if a Party sells all or substantially all of its assets to another Person, the purchaser shall be bound by all of the selling Party’s obligations under this Agreement. The preceding provisions of this Section 10.11 are not intended to amend, terminate or otherwise affect any provisions in the LLC Agreement.

10.12 Entire Agreement. This Agreement, and the documents referenced herein, constitute the entire agreement between the Parties relative to the subject matter hereof. This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings between the Parties with respect to the matters covered by this Agreement.

10.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, to the extent permitted by Law, shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable.

10.14 Further Assurances. Each Party agrees to cooperate fully with the other Party and the Company, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other Party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

10.15 Rights Cumulative. Subject to the indemnification limits set forth in ARTICLE 8, (a) each and all of the various rights, powers and remedies of a Party described in this Agreement will be considered to be cumulative in the event of the breach of any of the terms of this Agreement; and (b) the exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party under this Agreement. Furthermore, the obligations of the Parties under this Agreement are unique. The Parties acknowledge that it may be extremely impracticable to measure damages resulting from certain defaults under this Agreement. Accordingly, a Party not in default under this Agreement may sue in equity for specific performance or injunctive relief in the event of a breach of the terms hereof by the other Party.

10.16 Liability Limits. Notwithstanding anything to the contrary expressed or implied herein, except for any agreements that he, she or it may execute in his, her or its individual capacity (and not on behalf of a Party), such as the Physician Employment Agreements, the owners, members, employees, directors, managers, officers of a Party shall not have personal liability with respect to this Agreement or the transactions contemplated hereby, except in the case of fraud or willful misconduct.

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IN WITNESS WHEREOF, the Parties have executed this Joint Venture Agreement as of the date first above written.

INVO Centers, LLC		Bloom Fertility LLC

By:	INVO Bioscience, Inc.	By:	/s/ Sue Ellen Carpenter
Its:	Managing Member	Name:	Sue Ellen Carpenter, MD
		Title:	Managing Member
By:	/s/ Steven Shum
Name:	Steven Shum
Its:	Chief Executive Officer

Address for Notice:		Address for Notice:

INVO Centers, LLC 5582 Broadcast Court Sarasota, Florida 342240 Email: legal@invobio.com		Bloom Fertility, LLC 987 Canton Street, Bldg. 14 Roswell, GA, 30075 Attention: Sue Ellen Carpenter, M.D. Email: sekcarpenter@mindspring.com

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter and Hampton LLP
30 Rockefeller Plaza
New York, NY 10112-0015
Attention: Amanda L. Zablocki, Esq.

Schedule 1

NON-COMPETITION EXCEPTIONS

None.

Schedule 2

DEFINITIONS

“Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparents, such Person’s spouse, the grandparents of such Person’s spouse and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Agreement” has the meaning set forth in the Preamble.

“Board” has the meaning set forth in the LLC Agreement.

“Capital Contribution” has the meaning set forth in the LLC Agreement.

“Claims Period” has the meaning set forth in Section 8.1.

“Closing” has the meaning set forth in ARTICLE 3.

“Closing Date” has the meaning set forth in ARTICLE 3.

“Company” has the meaning set forth in the Recitals.

“Company Business” means (i) the business of managing a medical practice offering assisted reproductive technology, fertility/infertility treatments, and/or other similar women’s healthcare services and (ii) owning and/or operating an embryology laboratory or providing any similar clinical laboratory services.

“Company Change of Control” means (a) any merger, consolidation or other form of corporate reorganization of the Company with a non-Affiliate of the Company in which the direct existing equity holders of the Company immediately prior to such transaction collectively own less than fifty percent (50%) of the Company’s (or the surviving entity, if not the Company) voting power or economic value immediately after such transaction, (b) a sale of securities of the Company to a non-Affiliate of the Company representing at least fifty percent (50%) of the voting power or economic value of the Company, or (c) sale or license of all or substantially all of the Company’s assets to one or more non-Affiliates of the Company. For the avoidance of doubt, a Company Change of Control does not include any transaction involving the sale or transfer of securities or assets of any shareholder or parent entity of the Company including, but not limited to, Provider or INVO.

“Competitor” has the meaning set forth in Section 7.2(a).

“Contracts” means any written contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract.

“Damages” has the meaning set forth in Section 8.2.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any other country or any state, county, city or other political subdivision of the United States or any other country.

“Healthcare Information Laws” means the (a) Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and any regulations promulgated thereunder; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and any regulations promulgated thereunder; and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state Laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Healthcare Laws” means all federal and state Laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. §3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations; (b) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (c) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations; (d) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder; (e) the Emergency Medical Treatment and Labor Act (42 U.S.C. § 1395dd) and the regulations promulgated thereunder; (f) the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.); (g) any accreditation standards of applicable healthcare accreditation bodies; (h) Laws regarding the professional standards of health care professionals; (i) Laws regulating the ownership or operation of a health care facility or business, or assets used in connection therewith, the provision of management or administrative services in connection with the operation of a health care facility or business, the employment of professionals by non-professionals, fee splitting and certificates of operations and authority; (j) any Laws insofar as they purport to regulate medical waste or impose requirements relating to medical waste; (k) quality and safety Laws relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services and (l) Laws governing patient confidentiality and privacy, including the Healthcare Information Laws, each of (a) through (l) as amended from time to time.

“Indemnifying Party” has the meaning set forth in Section 8.2.

“Indemnified Persons” has the meaning set forth in Section 8.2.

“INVO” has the meaning set forth in the Preamble.

“INVO Business” means the business as operated by INVO immediately prior to the Closing.

“INVO Closing Documents” has the meaning set forth in Section 6.2(b).

“INVO Contribution” has the meaning set forth in Section 2.1.

“INVO IP Sublicense Agreement” has the meaning set forth in Section 4.6(a).

“Knowledge” means (a) in the case of an individual, as to a particular fact or matter, that (i) such individual is actually aware of such fact or matter, or (ii) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter; and (b) in the case of a Party, as to a particular fact or matter, the Knowledge (as defined in clause (a) above) as to such fact or matter of any individual who is serving as a director, manager, officer, or similar position of such Person or any employee of such Person who is charged with primary responsibility for the area of the operations related to such fact or matter, which for purpose of this Agreement shall mean Sue Ellen Carpenter, M.D. with respect to Provider.

“Laws” means any statute, law, ordinance, regulation, rule, code requirements of common law, or other requirement of any Governmental Authority, including, without limitation, the Healthcare Laws and all binding regulations, standards, policies or guidelines promulgated or issued pursuant to such acts and any similar applicable and binding laws, regulations, policies or guidelines.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract, agreement, instrument, commitment or undertaking.

“LLC Agreement” has the meaning set forth in the Recitals.

“Manager” has the meaning set forth in the LLC Agreement.

“Material Adverse Effect” means any fact, change, event, result, occurrence, effect or circumstance, individually or together with other facts, changes, events, results, occurrences, effects or circumstances, the effect of which is, or is reasonably likely to be in the future, materially adverse to (a) the Company Business, earnings, operations, properties, results of operations or condition (financial or otherwise) of the Company, taken as a whole; provided, however, that Material Adverse Effect shall not include any change, event or circumstance to the extent resulting from, relating to or arising out of: (i) general economic conditions, except to the extent such changes or conditions have a disproportionate adverse impact on either of the Parties or the Provider Business or the INVO Business, as applicable, as compared to other Persons or participants in the industries in which the Parties conduct the Company Business; (ii) national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) any actions taken, or failures to take action, in each case, to which the Parties have mutually consented to in writing; (iv) the compliance of the Parties with the terms of this Agreement and the other agreements contemplated hereby; or (b) the ability of the Parties to consummate the transactions contemplated by this Agreement.

“NDA” has the meaning set forth in Section 7.1.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means (a) actions taken in the Ordinary Course of Business of a Person consistent with past custom and practice (including with respect to quantity, quality and frequency) of such Person; (b) actions taken that are similar in nature to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the industry in which the relevant Person and its Subsidiaries do business; or (c) actions taken that are consistent with such Person’s and/or operating plan which are approved by the Board.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any department, agency or political subdivision thereof, and any other entity or organization.

“Physician Employee” means a physician employed by the Provider pursuant to a Physician Employment Agreement.

“Physician Owner” means each Physician Employee who is a member of Provider.

“Physician Employment Agreement” has the meaning set forth in Section 4.4.

“Provider” has the meaning set forth in the Preamble.

“Provider Business” means the business operated by Provider immediately prior to the Closing.

“Provider Closing Documents” has the meaning set forth in Section 6.3.

“Provider IP License Agreement” has the meaning set forth in Section 4.6(b).

“Provider Requirements” has the meaning set forth in the LLC Agreement.

“Restricted Period” has the meaning set forth in Section 7.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any Provider contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Taxes” means all federal, state, local and foreign taxes and installments of estimated taxes, property taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental or quasi-Governmental Authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Unit” means a membership interest of the Company, as defined in the LLC Agreement.

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